UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Information Statement Pursuant to Section 14(c)
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Touchstone Funds Group Trust
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TOUCHSTONE FUNDS GROUP TRUST

303 Broadway, Suite 1100

Cincinnati, OH 45202

Touchstone Global Real Estate Fund

INFORMATION STATEMENT

August 2, 2013

Important Notice Regarding the Availability of this Information Statement

The information statement is available at

https:/www.touchstoneinvestments.com/shared/formslit/pdf/TSF19241307.pdf

THIS IS NOT A PROXY STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This information statement (the “Information Statement”) is being furnished to the shareholders of Touchstone Global Real Estate Fund (the “Fund”), a series of the Touchstone Funds Group Trust (the “Trust”). This Information Statement relates to the approval by the Board of Trustees (the “Board”) of a new sub-advisory agreement (the “Sub-Advisory Agreement”) between Touchstone Advisors, Inc. (“Touchstone”) and Forum Securities Ltd. (“Forum”). The U.S. Securities and Exchange Commission (the “SEC”) has issued an exemptive order that permits Touchstone, the investment advisor to the Fund, to hire new sub-advisors or make changes to existing sub-advisory agreements with the approval of the Board, but without obtaining shareholder approval. A condition of this order requires Touchstone to furnish shareholders with information about Forum and the Sub-Advisory Agreement.  The Information Statement is being mailed on or about August 12, 2013 to shareholders of record of the Fund as of July 12, 2013 (“Record Date”).

The Fund’s most recent annual report for the fiscal year ended September 30, 2012 and semi-annual report for the six-month period ended June 30, 2012 are available upon request without charge. The annual report and semi-annual report may be obtained by writing to the Trust at Touchstone Funds Group Trust, P.O. Box 9878, Providence, RI 02940, by calling 1-800-543-0407, or online at https://www.touchstoneinvestments.com/home/fundinfo/filiterature.asp?fn=2721.

BOARD APPROVAL OF THE SUB-ADVISOR

At a Board meeting held on February 21, 2013, Touchstone recommended Russell Implementation Services, Inc. (“Russell”), as interim sub-advisor to the Fund.  Russell was appointed by the Board to manage the Fund on an interim basis following the resignation of Cornerstone Real Estate Advisers, LLC (“Cornerstone”).  The interim management period allowed Touchstone to find a new, permanent sub-advisor for the Fund.  At the February meeting, the Board approved an interim sub-advisory agreement, dated February 22, 2013, between Touchstone and Russell until such time as the Board approved a permanent sub-advisor for the Fund.

At a Board meeting held on May 23, 2013, the Board considered and approved the sub-advisory agreement between Touchstone and Forum, to be effective on May 28, 2013.  The Board also approved the termination of the interim sub-advisory agreement with Russell.  Touchstone reported that it had conducted a rigorous analysis of various sub-advisory firms that it believed were potential candidates to succeed Russell as a permanent investment sub-advisor to the Fund. Based on its analysis, Touchstone recommended that the Board approve Forum as sub-advisor to the Fund.

THE BOARD’S CONSIDERATIONS

Touchstone and Forum provided the Board with various written materials in advance of the in-person May 23, 2013 meeting to assist with the Board’s consideration of Forum. Touchstone provided written and oral information stating the basis for its recommendation to engage Forum as sub-advisor to the Fund. The information also included details regarding (a) Forum’s investment philosophy and investment process; (b) its proposed investment management services to be provided to the Fund; (c) its investment management personnel; (d) its operating history, infrastructure, and financial condition; (e) the proposed sub-advisory fee that would be paid to Forum by Touchstone; and (f) Forum’s reputation, expertise, and resources as an investment advisor. Representatives from Forum attended the May 23, 2013 meeting and presented additional information to the Board to assist it in its considerations. The Board then discussed the written materials that it received before the meeting and Forum’s oral presentation and all other information that the Board received at the meeting.

The Board, including the Trustees who are not “interested persons,” as such term is defined in section 2(a)(19) of the Investment Company Act of 1940 (the “Independent Trustees”), voting separately, unanimously determined that the proposal to approve the Sub-Advisory Agreement for the Fund would be in the best interests of the shareholders and the Fund. In approving the Sub-Advisory Agreement, the Board considered various factors, among them: (1) the nature, extent, and quality of services to be provided to the Fund, including the personnel who would be providing such services; (2) Forum’s proposed compensation; (3) Forum’s past performance; and (4) the terms of the Sub-Advisory Agreement. The Board’s analysis of these factors is set forth below. The Board also considered a copy of the proposed Sub-Advisory Agreement between Touchstone and Forum and information regarding the process used by Touchstone to select and recommend Forum for Board approval.  Finally, the Board considered the substance of discussion with representatives of Forum, including the lead portfolio manager, at the May meeting.

The Independent Trustees were advised by independent legal counsel throughout the process.  These Trustees reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the Investment Company Act of 1940, as amended.

1)             Nature, Extent, and Quality of Services Provided; Investment Personnel. The Board considered information regarding the services to be provided by Forum.  In particular, the Board considered Forum’s recommended process for managing the Fund’s principal investment strategies.  Forum proposed using its own income and liquid core management strategies to implement the Fund’s principal investment strategies and investment goal. The Board considered Forum’s level of knowledge and investment style, which includes Forum’s relative-valuation investment discipline in constructing the Fund’s portfolio and Forum’s buy/sell discipline. The Board took into account Forum’s investment process and its supporting research resources and capabilities. The Board reviewed the experience and credentials of the investment personnel who would be responsible for managing the investment of portfolio securities with respect to the Fund. Based on these considerations, the Board concluded that the nature, extent, and quality of services to be provided by Forum and its investment personnel, were adequate in light of Forum’s proposed strategies and capabilities.

2)             Forum’s Compensation. The Board took into consideration the financial condition of Forum and any direct and indirect benefits to be derived by Forum’s relationship with the Fund.  In considering the anticipated level of profitability to Forum, the Board noted the proposed contractual undertaking of Touchstone to maintain expense limitations for the Fund, which were extended.  The Board also noted that the sub-advisory fee under the Sub-Advisory Agreement would be paid by Touchstone out of the advisory fee that it receives from the Fund, and that the sub-advisory fee was negotiated at arm’s length between Touchstone and Forum.  As a consequence, the sub-advisory fee would not impact the fees paid by the fund; therefore, Forum’s anticipated level of profitability from its relationship with the Fund was not a substantial factor in the Board’s deliberations.

The Board considered that the Fund would pay an advisory fee to Touchstone and from that advisory fee Touchstone would pay a sub-advisory fee to Forum.  The Board also considered certain comparative fee information concerning the sub-advisory fee that was paid to Cornerstone and Russell while each was managing the Fund.  The Board also took into account that Touchstone was proposing to maintain the fee levels paid to Cornerstone.  The Board considered the amount of the advisory fee to be retained by Touchstone and the amount to be paid to Forum, with respect to the various services to be provided by Touchstone and Forum.

3)             Forum’s Past Performance.  Because Forum had not served as sub-advisor to the Fund, the Board could not consider Forum’s investment performance in managing the Fund as a factor in evaluating the sub-advisory fee during the May meeting.  The Board did consider Forum’s investment performance in managing other global real estate strategies, and the Board considered the Fund’s performance record under Cornerstone’s management.  The Board discussed with representatives of Forum the proposed investment strategies and their application to the Fund.  The Board also noted that the boutique nature of Forum and its actively managed more concentrated portfolios fit well within Touchstone’s equity manager value proposition.  The Board also took into account the initial capacity of Forum’s strategy.  The Board reviewed Forum’s investment performance, highlighting the firm’s strong performance in managing other global real estate strategies.  The Board was mindful of Touchstone’s focus on the performance of sub-advisors, including Forum, and Touchstone’s attention to instances of underperformance. Based upon their review, the Trustees concluded that the Fund’s proposed sub-advisory fee was reasonable in light of the services to be received by the Fund from Forum.

4)             Sub-Advisory Agreement. The Board reached the following conclusions regarding the Sub-Advisory Agreement: (a) Forum is qualified to manage the Fund’s assets in accordance with the Fund’s investment goal and policies; (b) Forum maintains an appropriate compliance program; (c) the Fund’s proposed sub-advisory fee is reasonable in relation to the fees of similar funds and the services to be provided by Forum; and (d) Forum’s proposed investment strategies are appropriate for pursuing the investment goal of the Fund.  In considering the approval of the Sub-Advisory Agreement, the Board, including the Independent Trustees, did not identify any single factor as controlling, and each Trustee attributed different weights to the various factors.  Based on its conclusions, the Board determined that approval of the Sub-Advisory Agreement was in the best interests of the Fund and its shareholders.

INVESTMENT SUB-ADVISORY AGREEMENT

A copy of the Sub-Advisory Agreement is attached to this Information Statement as Appendix A.  The contractual terms and conditions of the Sub-Advisory Agreement are similar to those of the Cornerstone Sub-Advisory Agreement.  A description of several important provisions of the Sub-Advisory Agreement is set forth below and is qualified in its entirety by reference to Appendix A.

General.  Forum will manage the investment and reinvestment of the portion of the assets of the Fund allocated to it by Touchstone (the “Fund Assets”), subject to and in accordance with the investment objectives, policies, and restrictions of the Fund and in conformity with the Fund’s currently effective registration statement.  Forum will make all determinations with respect to the investment of the Fund Assets and the purchase and sale of portfolio securities.  Forum also will determine the manner in which voting rights, rights to consent to corporate action, and any other rights pertaining to the Fund Assets will be exercised.  Forum will provide regular reports to the Board.  Forum will place orders for portfolio transactions on behalf of the Fund in accordance with the Trust’s policies and shall be responsible for obtaining the most favorable price and execution available for the Fund.

Liability.  Forum has agreed to indemnify and hold harmless the Trust and all of its affiliated persons against any and all direct losses, claims, damages, or liabilities (including reasonable legal and other expenses) incurred by reason of or arising out of: (a) Forum’s material violation of any applicable federal or state law, rule or regulation, any investment policy or restriction in the Fund’s Registration Statement, or any written guidelines or instruction provided in writing by the Board, or (b) Forum’s willful misfeasance, bad faith, or gross negligence generally in the performance of its duties under the Sub-Advisory Agreement or its reckless disregard of its obligations and duties under the Sub-Advisory Agreement.

Limit on Trust Liability.  Forum agrees that (i) the Trust’s obligations to Forum under the Sub-Advisory Agreement (or indirectly under the Advisory Agreement) shall be limited in any event to the Fund Assets and (ii) Forum shall not seek satisfaction of any such obligation from the shareholders of the Fund, other than Touchstone, nor from any Trustee, officer, employee, or agent of the Trust.

Term. The terms of the Sub-Advisory Agreement provide for it to remain in effect through May 28, 2015, and, unless earlier terminated, will continue from year to year, provided that each continuance is approved annually by the majority of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, by a majority of the Independent Trustees.

Amendment.  The Sub-Advisory Agreement may be amended at any time by the parties to it, subject to approval by the Board and, if required by applicable SEC rules and regulations, a vote of the majority of the outstanding voting securities of the Fund affected by such change.

Termination.  The Sub-Advisory Agreement may be terminated at any time, without payment of any penalty, (i) by

Touchstone upon not more than 60-day nor less than 30-day written notice; (ii) by Forum upon not less than 60-day written notice; or (iii) by the Trust upon either (y) the majority vote of the Board or (z) the affirmative vote of a majority of the outstanding voting securities of the Fund.  The Sub-Advisory Agreement will terminate automatically in the event of its “assignment” as such term is defined under the 1940 Act.

INFORMATION ABOUT TOUCHSTONE

Touchstone, located at 303 Broadway, Suite 1100, Cincinnati, OH 45202, is a registered investment advisor that serves as the investment advisor to the Fund pursuant to the terms of an advisory agreement (the “Advisory Agreement”), dated February 17, 2006, as amended. The Advisory Agreement was last approved by shareholders on February 17, 2006, and by the Board of Trustees on November 22, 2012.  Under the Advisory Agreement, Touchstone continuously reviews, supervises, and administers the Fund’s investment program, subject to the supervision of, and policies established by, the Board. Touchstone makes recommendations to the Board with respect to the appropriate allocation of assets to the Fund’s sub-advisors.  Under the terms of the Advisory Agreements, the Fund will pay Touchstone a fee of 0.80% on the average net assets.  Touchstone uses a portion of its advisory fee to pay Forum’s sub-advisory fee.  As of June 30, 2013, Touchstone had approximately $16.8 billion in assets under management.

INFORMATION ABOUT THE SUB-ADVISOR

Forum, located at 1700 E. Putnam Ave., Suite 205, Old Greenwich, Connecticut 06870, is a registered investment advisor that serves as the sub-advisor to the Fund. As sub-advisor, Forum makes investment decisions for the Fund and also ensures compliance with the Fund’s investment policies and guidelines.  Forum was founded in 2004 as Citi Property Investors (the former Citigroup REIT team) and was acquired in 2009 by Forum Partners Investment Management, LLC (“Forum Partners”). Today, Forum is a wholly-owned subsidiary of Forum Partners, a global real estate investment management firm, with nearly 60 employees in 10 offices across Europe, North America, and Asia. Forum manages private investment accounts for institutions and family offices, with an investment focus on long-only and hedged global real estate public securities strategies. As of June 30, 2013, Forum Securities had approximately $419 million of assets under management.

Forum does not serve as an investment advisor or sub-advisor for any other investment companies which have a similar investment objective to the Fund. Forum did not serve as a sub-advisor (and did not receive any sub-advisory fees) at any time during the most recent fiscal year ended September 30, 2012.

The name and principal occupation of the principal executive officers of Forum are listed below.

Name	Title and Occupation
Daniel Pine	Managing Director/ Global Head of Forum Securities, Ltd.
Jana Sehnalova	Managing Director/ Global Portfolio Manager
Douglas Funke	Managing Director/ Global Portfolio Manager

The address for each person listed above is 1700 E. Putnam Ave., Suite 205, Old Greenwich, Connecticut 06870.

INFORMATION ABOUT THE DISTRIBUTOR

Touchstone Securities, Inc. (the “Distributor”) and the Trust are parties to a distribution agreement (the “Distribution Agreement”) with respect to the Fund. The Distributor’s principal place of business is 303 Broadway, Suite 1100, Cincinnati, OH 45202. The Distributor is a registered broker-dealer and an affiliate of Touchstone by reason of common ownership.

INFORMATION ABOUT THE ADMINISTRATOR

Touchstone serves as the Fund’s administrator pursuant to an administrative agreement with the Trust. Touchstone has engaged BNY Mellon Investment Servicing (US) Inc. located at 4400 Computer Drive, Westborough, MA 01581 to serve as the Trust’s sub-administrator.

SHARE OWNERSHIP INFORMATION

As of the Record Date, the following table lists those shareholders who owned of record or beneficially 5% or more of the outstanding shares of the Fund.  As of the Record Date, the Fund had 1,418,636 shares issued and outstanding.

Global Real Estate Fund Class A

Name and Address	Number of Shares	Percent of Fund
Western & Southern Financial Group Attn: MS 80 Investment Accounting 400 Broadway Cincinnati, OH 45202	12,507.431	22.76%
Charles Schwab & Co., Inc. 101 Montgomery St. San Francisco, CA 94104	6,608.749	12.02%
Bret W. Haggy 34062 Crown Colony Dr. Avon, OH 44011	4,135.725	7.53%
NFS LLC FEBO Jean S. Crosby 7181 County Route 13 Bath, NY 14810	3,934.398	7.16%
William R. Wood Individual Retirement Account 3919 Via Escuda La Mesa, CA 91941	3,517.387	6.40%

Global Real Estate Fund Class C

Name and Address	Number of Shares	Percent of Fund
Western & Southern Financial Group Attn: MS 80 Investment Accounting 400 Broadway Cincinnati, OH 45202	12,129.553	35.05%
Jalil J. Nasseri Individual Retirement Account 15414 Nawa Ct. San Diego, CA 92129	2,137.309	6.18%

Global Real Estate Fund Class Y

Name and Address	Number of Shares	Percent of Fund
Western Southern Financial Group Attn MS 80 Investment Accounting 400 Broadway Cincinnati, OH 45202	12,510.820	55.55%
USAA Investment Management Co. FBO 123831051 9800 Fredericksburg Rd. San Antonio, TX 78288	3,008.574	13.36%
National Financial Services, LLC For Exclusive Benefit of our Customers Attn: Mutual Funds Department 5th Floor 200 Liberty St. 1 World Financial Center New York, NY 10281	2,959.162	13.14%

Global Real Estate Fund Class I

Name and Address	Number of Shares	Percent of Fund
Touchstone Moderate Growth Allocation Fund 303 Broadway St., Ste. 1100 Cincinnati, OH 45202	360,347.176	27.58%
Western & Southern Financial Group Attn: MS 80 Investment Accounting 400 Broadway Cincinnati, OH 45202	336,437.042	25.75%
Touchstone Growth Allocation Fund 303 Broadway St., Ste. 1100 Cincinnati, OH 45202	271,434.546	20.77%
Touchstone Balanced Allocation Fund 303 Broadway St., Ste. 1100 Cincinnati, OH 45202	254,862.273	19.51%
Touchstone Conservative Allocation Fund 303 Broadway St., Ste. 1100 Cincinnati, OH 45202	82,504.173	6.31%

As of the Record Date, each Trustee’s individual shareholdings constituted less than 1% of the outstanding shares of the Fund, and as a group, the Trustees and officers of the Trust own less than 1% of the shares of the Fund.

PORTFOLIO TRANSACTIONS

There were no affiliated brokerage transactions for the Fund’s most recently completed fiscal year end.

SHAREHOLDERS SHARING THE SAME ADDRESS

If two or more shareholders share the same address, only one copy of this Information Statement is being delivered to that address, unless the Trust has received contrary instructions from one or more of the shareholders at that shared address. Upon written or oral request, the Trust will deliver promptly a separate copy of this Information Statement to a shareholder at a shared address. Please call 1-800-543-0407 or forward a written request to the Trust, P.O. Box 9878, Providence, RI 02940 if you would like to (1) receive a separate copy of this Information Statement; (2) receive your annual reports or information statements separately in the future; or (3) request delivery of a single copy of annual reports or information statements if you are currently receiving multiple copies at a shared address.

APPENDIX A

SUB-ADVISORY AGREEMENT

TOUCHSTONE GLOBAL REAL ESTATE FUND

TOUCHSTONE FUNDS GROUP TRUST

This SUB-ADVISORY AGREEMENT (the “Agreement”) is made as of May 28, 2013, between TOUCHSTONE ADVISORS, INC., an Ohio corporation (the “Advisor”), and FORUM SECURITIES, LTD., an exempted limited company organized in the Cayman Islands (the “Sub-Advisor”).

WHEREAS, the Advisor is an investment advisor registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and has been retained by Touchstone Funds Group Trust (the “Trust”), a Delaware business trust organized pursuant to an Agreement and Declaration of Trust dated October 25, 1993, as amended, and registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), to provide investment advisory services with respect to certain assets of the Touchstone Global Real Estate Fund (the “Fund”); and

WHEREAS, the Sub-Advisor also is an investment advisor registered under the Advisers Act; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to furnish it with portfolio management services in connection with the Advisor’s investment advisory activities on behalf of the Fund, and the Sub-Advisor is willing to furnish such services to the Advisor and the Fund;

NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.                                                   Appointment of the Sub-Advisor.  In accordance with and subject to the Investment Advisory Agreement between the Trust and the Advisor, attached as Exhibit A (the “Advisory Agreement”), the Advisor appoints the Sub-Advisor to manage the investment and reinvestment of that portion of the assets of the Fund allocated to it by the Advisor (the “Fund Assets”), in conformity with the Fund’s currently effective Registration Statement, prospectus and Statement of Additional Information, as amended (the “Disclosure Documents”), and subject to the control and direction of the Advisor and the Trust’s Board of Trustees (the “Board”), for the period and on the terms hereinafter set forth.  The Sub-Advisor accepts such appointment and agrees during such period to render the services and to perform the duties called for by this Agreement for the compensation herein provided.  The Sub-Advisor shall at all times maintain its registration as an investment advisor under the Advisers Act and shall otherwise comply in all material respects with all applicable laws and regulations, both state and federal.  The Sub-Advisor shall for all purposes herein be deemed an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust or the Fund.

2.                                                   Duties of the Sub-Advisor.  The Sub-Advisor will provide the following services and undertake the following duties:

a.            The Sub-Advisor will manage the investment and reinvestment of the Fund Assets, subject to and in accordance with the investment objectives, policies, and restrictions of the Fund, and in conformity with the Fund’s currently effective Disclosure Documents, and, to the extent they do not contradict the Fund’s currently effective Disclosure Documents, any written directions which the Advisor or the Trust’s Board may give with respect to the Fund in conformity with the provisions of this Agreement.  In furtherance of the foregoing, the Sub-Advisor will make all determinations with respect to the investment of the Fund Assets and the purchase and sale of portfolio securities and shall take such steps as may be necessary or advisable to implement the same.  The Sub-Advisor also will determine the manner in which voting rights, rights to consent to corporate action, and any other rights pertaining to the portfolio securities will be exercised.  As reasonably requested the Sub-Advisor will render regular reports to the Trust’s Board and to the Advisor (or such other advisor or advisors as the Advisor shall engage to assist it in the evaluation of the performance and activities of the Sub-Advisor).  Such reports shall be made in such form and manner and with respect to such matters regarding the Fund and the Sub-Advisor as the Trust or the Advisor shall reasonably request; provided, however, that in the absence of extraordinary circumstances, the individual primarily responsible for management of Fund Assets for the Sub-Advisor will not be required to attend in-person more than one meeting per year with the Trust’s Board.  The Sub-Advisor may utilize the services of a third-party to research and vote proxies on its behalf and on behalf of the Fund.  The Sub-Advisor shall not have custody of any of the assets of the Fund, is not authorized to provide the Fund with legal or tax advice, and is not authorized to engage the Fund in any legal proceedings, including responding to class action claims; provided, however, that the Sub-Advisor shall promptly forward any notices it receives relating to class action claims to the Fund’s custodian or other duly designated Fund agent.  The Sub-Advisor shall assist the custodian or other duly designated Fund agent in evaluating such securities class action claims, as reasonably requested in writing (provided that in so doing the Sub-Advisor shall not incur any extraordinary costs), but the Sub-Advisor will not be responsible for filing such claims.  The Advisor acknowledges that the Fund’s custodian or other duly designated Fund agent will be responsible for evaluating and making all decisions regarding class action claims involving securities presently or formerly held by the Fund.

b.            The Sub-Advisor may, to the extent permitted by applicable law and regulations, aggregate purchase and sale orders of securities placed with respect to the Fund Assets with similar orders being made simultaneously for other accounts managed by the Sub-Advisor or its affiliates, if, in the Sub-Advisor’s reasonable judgment, such aggregation shall result in an overall economic benefit to the Fund, taking into consideration the selling or purchase price, brokerage commissions, and other expenses.  In the event that a purchase or sale of the Fund Assets occurs as part of any aggregate sale or purchase order, the objective of the Sub-Advisor and any of its affiliates involved in such transaction shall be to allocate the securities so purchased or sold, as well as expenses incurred in the transaction, among the Fund and other accounts in a fair and equitable manner.  Whenever the Fund and one or more other investment advisory clients of the Sub-Advisor have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by the Sub- Advisor to be equitable to each.  Moreover, it is possible that due to differing investment objectives or for other reasons, the Sub-Advisor and its affiliates may purchase securities of an issuer for one client and at approximately the same time recommend selling or sell the same or similar types of securities for another client, including the Fund.

c.             The Sub-Advisor will not arrange purchases or sales of securities between the Fund and other accounts advised by the Sub-Advisor or its affiliates unless (a) such purchases or sales are in accordance with applicable law and regulation (including Rule 17a-7 under the 1940 Act) and the Fund’s policies and procedures, (b) the Sub-Advisor determines the purchase or sale is in the best interests of the Fund, and (c) the Fund’s Board has approved these types of transactions.

d.            The Sub-Advisor shall promptly notify the Advisor if the Sub-Advisor reasonably believes that the value of any security held by the Fund and reflected on the books and records of the Fund may not reflect fair value. The Sub-Advisor agrees to provide any pricing information of which the Sub-Advisor is aware to the Advisor and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Fund’s adopted valuation procedures, which may be amended by the Board.  Notwithstanding the foregoing, the parties recognize that the Sub-Advisor is not an official pricing source and has no responsibility for calculating the Fund’s net asset value.

e.             Regulatory Compliance.

(i)                                     The Sub-Advisor will comply in all material respects with federal and state securities laws, including the 1940 Act, the Advisers Act, the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Commodity Exchange Act of 1936, each as amended, and the rules and regulations adopted by the Securities and Exchange Commission, the

Commodities Futures Trading Commission, or state securities regulator that are applicable to a registered investment adviser providing services to registered open-end investment companies including, without limitation, Rule 206(4)-7 under the Advisers Act.

(ii)                                  The Sub-Advisor shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company.

(iii)                               The Sub-Advisor will cooperate fully with the Trust’s Chief Compliance Officer in the execution of his or her responsibilities to monitor service providers to the Trust pursuant to Rule 38a-1 under the 1940 Act.

(iv)                              Subject to the Advisor’s supervision, the Sub-Advisor will prepare and cause to be filed in a timely manner Form 13F and, if required, Schedule 13G, each under the 1934 Act, with respect to securities held for the account of the Fund.

(v)                                 The Sub-Advisor has adopted a written code of ethics that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act, which it will provide to the Advisor and the Fund.  The Sub-Advisor shall ensure that its Access Persons (as defined in the Sub-Advisor’s Code of Ethics) comply in all material respects with the Sub-Advisor’s Code of Ethics, as in effect.  Upon request, the Sub-Advisor shall provide the Fund with (i) a copy of the Sub-Advisor’s current Code of Ethics, as in effect, and (ii) a certification that it has adopted procedures reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by the Sub-Advisor’s Code of Ethics. No less frequently than annually, the Sub-Advisor shall furnish a written report, which complies with the requirements of Rule 17j-1 under the 1940 Act, concerning the Sub-Advisor’s Code of Ethics to the Fund and the Advisor.  The Sub-Advisor shall promptly respond to requests for information from the Advisor as to violations of the Sub-Advisor’s Code of Ethics by Access Persons and the sanctions imposed by the Sub-Advisor.  The Sub-Advisor shall promptly notify the Advisor of any material violation of the Sub-Advisor’s Code of Ethics, whether or not such violation relates to a security held by the Fund.

(vi)                              The Sub-Advisor shall notify the Trust’s Chief Compliance Officer and Advisor immediately upon detection of (i) any material failure to manage the Fund in accordance with its investment objectives and policies or any applicable law; or (ii) any material breach of any of the Fund’s or the Advisor’s policies, guidelines, or procedures (to the extent such policies, guidelines, or procedures have been provided to the Sub-Advisor).  In addition, the Sub-Advisor shall provide a quarterly report regarding its compliance with the Fund’s investment objectives and policies and applicable law, including, but not limited to the 1940 Act, the Code, and the Fund’s and the Advisor’s policies, guidelines, or procedures as applicable to the Sub-Advisor’s obligations under this Agreement. The Sub-Advisor acknowledges and agrees that the Advisor may, in its discretion, provide such quarterly compliance certifications to the Board.  The Sub-Advisor agrees to correct any such failure promptly and to take any action that the Board and/or the Advisor may reasonably request in connection with any such breach. The Sub-Advisor shall also provide the officers of the Trust with supporting certifications in connection with certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended.  The Sub-Advisor will promptly notify the Trust in the event (i) the Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which the Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Sub-Advisor with the federal or state securities laws in connection with the services provided to the Fund under this Agreement or (ii) the controlling stockholder of the Sub-Advisor changes or an actual change in control resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur.

(vii)                           The Sub-Advisor shall maintain separate books and detailed records of all matters pertaining to the Fund Assets advised by the Sub-Advisor as required by Rule 31a-1 under the 1940 Act (other than those records being maintained by the Advisor, custodian, or transfer agent appointed by the Fund) relating to its responsibilities provided hereunder with respect to the Fund, and shall preserve such records for the periods and in a manner prescribed by Rule 31a-2 under the 1940 Act (the “Fund Books and Records”).  The Fund Books and Records shall be available to the Advisor and the Board, which shall be delivered upon request to the Trust, at the Advisor’s expense, upon the termination of this Agreement and shall be available for telecopying without delay during any day the Fund is open for business.  The Sub-Advisor may retain a copy of the Fund Books and Records for its own recordkeeping purposes.

f.                                        The Sub-Advisor shall provide support to the Advisor with respect to the marketing of the Fund, including but not limited to:  (i) permission to use the Sub-Advisor’s name as provided in Section 6 of this Agreement; (ii) permission to use the past performance and investment history of the Sub-Advisor with respect to a composite of funds managed by the Sub-Advisor that are comparable, in investment objective and composition, to the Fund; (iii) access to the individual(s) responsible for day-to-day management of the Fund for marketing conferences, teleconferences, and other activities involving the promotion of the Fund, subject to the reasonable request of the Advisor; and (iv) permission to use biographical and historical data of the Sub-Advisor and individual manager(s).

g.                                       The Sub-Advisor will, in the name of the Fund, place orders for the execution of all portfolio transactions in accordance with the policies set forth in the Fund’s Disclosure Documents.  When placing orders with brokers and dealers, the Sub-Advisor’s primary objective shall be to obtain the most favorable price and execution available for the Fund, and in placing such orders the Sub-Advisor may consider a number of factors, including, without limitation, the overall direct net economic result to the Fund (including commissions, which may not be the lowest available but ordinarily should not be higher than the generally prevailing competitive range), the financial strength and stability of the broker, the efficiency with which the transaction will be effected, the ability to effect the transaction at all where a large block is involved and the availability of the broker or dealer to stand ready to execute possibly difficult transactions in the future.  Consistent with the Conduct Rules of the Financial Industry Regulatory Authority, and subject to seeking most favorable price and execution and compliance with Rule 12b-1(h) under the 1940 Act, the Sub-Advisor may select brokers and dealers to execute portfolio transactions of the Fund that promote or sell shares of the Fund.  The Sub-Advisor is specifically authorized, to the extent authorized by law (including, without limitation, Section 28(e) of the 1934 Act),  to pay a broker or dealer who provides research services to the Sub-Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting such transaction, in recognition of such additional research services rendered by the broker or dealer, but only if the Sub-Advisor determines in good faith that the excess commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of the particular transaction or the Sub-Advisor’s overall responsibilities with respect to discretionary accounts that it manages, and that the Fund derives or will derive a reasonable benefit from such research services.  The Sub-Advisor will present a written report to the Board, at least quarterly, indicating total brokerage expenses, actual or imputed, as well as the services obtained in consideration for such expenses, broken down by broker-dealer and containing such information as the Board reasonably shall request.

h.                                      The Sub-Advisor shall maintain errors and omissions insurance coverage in an appropriate amount and shall provide prior written notice to the Trust (i) of any material changes in its insurance policies or insurance coverage; or (ii) if any material claims will be made on its insurance policies related to the services provided to the Trust under this Agreement.  Furthermore, the Sub-Advisor shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance.

i.                                          In the event of any reorganization or other change in the Sub-Advisor, its investment principals, supervisors, or members of its investment (or comparable) committee, the Sub-Advisor shall give the Advisor and the Board written notice of such reorganization or change within a reasonable time (but not later than 30 days) after such reorganization or change.

j.                                         The Sub-Advisor will bear its expenses of providing services to the Fund pursuant to this Agreement except such expenses as are expressly undertaken by the Advisor or the Fund.

k.                                     The Advisor and Sub-Advisor acknowledge and agree that the Sub-Advisor shall be required to provide only the services expressly described in this Section 2, and shall have no responsibility to provide any other services to the Advisor or the Portfolio except as required by law.  The Advisor shall remain responsible for the Fund’s overall compliance with the 1940 Act, the Code, and all other applicable federal and state laws and regulations.

l.                                         The Advisor agrees to provide the Sub-Advisor with such assistance as may be reasonably requested by the Sub-Advisor in connection with its activities under this Agreement, including, without limitation, information concerning the Fund, its cash available, or to become available, for investment and generally as to the conditions of the Fund or its affairs.

m.                                 The Advisor will provide the Sub-Advisor with advance notice of, and the opportunity to comment on, any change in the Fund’s investment objectives, investment policies and restrictions as stated in the Disclosure Documents, or in any procedures and policies adopted by the Board of the Trust or the Advisor that may affect the Sub-Advisor’s management of the Fund.  The Sub-Advisor shall, in the performance of its duties and obligations under this Agreement, manage the Fund Assets in compliance with such changes following reasonable notice of the effectiveness of such changes from the Advisor. In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of modified Disclosure Documents reflecting any changes. The Advisor acknowledges and agrees that the Disclosure Documents will at all times be in compliance with all disclosure requirements under all applicable federal and state laws and regulations relating to the Fund.

n.                                     The Advisor acknowledges and agrees that the Sub-Advisor does not guarantee the future performance or any specific level of performance for the Fund Assets, the success of any investment decision or strategy that the Sub-Advisor may use, or the success of the Sub-Advisor’s overall management of the Fund Assets.  The Advisor acknowledges and agrees that investment decisions made with regard to the Fund Assets by the Sub-Advisor are subject to various market, currency, economic, political, and business risks, and that those investment decisions will not always be beneficial to the Fund.  Additionally, there may be loss or depreciation of the value of the Fund Assets because of fluctuation of market values.  The Advisor acknowledges and agrees that the Sub-Advisor will focus on real estate securities, and, therefore, may expose the Fund Assets to special risks unique to that asset class.  These risks will be disclosed in the Fund’s Disclosure Documents.

3.                                      Compensation of the Sub-Advisor.

a.                                      As compensation for the services to be rendered and duties undertaken hereunder by the Sub-Advisor, the Advisor will pay to the Sub-Advisor a monthly fee equal on an annual basis to X.XX% of average daily net assets of the Fund without regard to any total expense limitation or other fee waiver applied by the Trust or the Advisor.  Such fee shall be computed and accrued daily.  If the Sub-Advisor serves in such capacity for less than the whole of any period specified in Section 12a of this Agreement, the compensation to the Sub-Advisor shall be prorated.  For purposes of calculating the Sub-Advisor’s fee, the daily value of the Fund Assets shall be computed by the same method as the Trust uses to compute the net asset value of the Fund for purposes of purchases and redemptions of shares.

b.                                      The Sub-Advisor reserves the right to waive all or a part of its fees hereunder.

4.                                      Activities of the Sub-Advisor.  The Sub-Advisor will report to the Board (at regular quarterly meetings and at such other times as such Board reasonably shall request, subject to the limitation on personal attendance at such meetings set forth in Section 2a of this Agreement) (i) the financial condition and financial prospects of the Sub- Advisor, (ii) the nature and amount of transactions that may be reasonably expected to affect the Fund that involve the Sub-Advisor and its affiliates, (iii) information regarding any potential conflicts of interest arising by reason of its continuing provision of advisory services to the Fund and to its other accounts, and (iv) such other information as the Board shall reasonably request regarding the Fund,  including but not limited to the performance of the specific strategy used to manage the Fund Assets, and the capacity of the Sub-Advisor as it relates to the continuing ability of the Sub-Advisor to accept additional cash flow from the Advisor into the Fund. Upon request, the Sub-Advisor agrees to discuss with the Board its plans for the allocation of remaining capacity in the strategy used to manage the Fund, with respect to the Fund and to the Sub-Advisor’s other clients.

The Sub-Advisor will quarterly provide the Advisor with the Sub-Advisor’s financial statements.  For purposes of this paragraph, “financial statements” shall include the Sub-Advisor’s balance sheet, income statement, and notes to the financial statements.

5.                                      Representations of the Advisor and the Trust.  The Advisor represents that: (a) the Advisor has been duly appointed by the Board to provide investment services to the Fund Assets as contemplated in this Agreement; (b) the Advisor has all necessary power and authority to execute, deliver, and perform this Agreement on behalf of the Trust, and such execution, delivery, and performance will not violate any applicable law, regulation, organizational document, policy, or agreement binding on the Trust or its property; (c) the Trust has the full power and authority to enter into all transactions contemplated under this Agreement, to perform its obligations under such transactions and to authorize the Advisor to procure the Sub-Advisor to enter into such transactions on the Trust’s and Fund’s behalf; (d) the Advisor’s decision to appoint the Sub-Advisor was made in a manner consistent with its fiduciary duties under applicable law and the governing documents, contracts, or other material agreements or instruments governing the Fund’s investment or trading activities; (e) the Advisor will deliver to the Sub-Advisor a true and complete copy of the Fund’s Disclosure Documents, such other documents or instruments governing the investments of Fund Assets, and such other information as is necessary for the Sub-Advisor to carry out its obligations under this Agreement; (f) the Trust is a “United States person” within the meaning of Section 7701(a)(30) of the IRS Code.

6.                                      Use of Names.  Neither the Advisor nor the Trust shall use the name of the Sub-Advisor in any prospectus, sales literature, or other material relating to the Advisor or the Trust in any manner not approved in advance by the Sub-Advisor; provided, however, that the Sub-Advisor will approve all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the Securities and Exchange Commission (the “SEC”) or a state securities commission; and provided further, that in no event shall such approval be unreasonably withheld.  The Sub-Advisor shall not use the name of the Advisor or the Trust in any material relating to the Sub-Advisor in any manner not approved in advance by the Advisor or the Trust, as the case may be; provided, however, that the Advisor and the Trust will each approve all uses of their respective names which merely refer in accurate terms to the appointment of the Sub-Advisor hereunder or which are required by the SEC or a state securities commission; and, provided further, that in no event shall such approval be unreasonably withheld. Upon termination of this Agreement in accordance with Section 12, the Advisor shall cease using any references to the Sub-Advisor in Fund and Advisor documents unless such reference is required by law.  For purposes of this paragraph, Fund and Advisor documents includes but is not limited to, marketing materials, regulatory filings, and performance reporting.

7.                                      Liability of the Sub-Advisor.  The Sub-Advisor shall indemnify and hold harmless the Trust and all affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the “Sub-Advisor Indemnitees”) against any and all direct losses, claims, damages, or liabilities (including reasonable legal and other expenses) (collectively, “Losses”)

incurred by reason of or arising out of: (a) the Sub-Advisor being in material violation of any applicable federal or state law, rule, or regulation or any investment policy or restriction set forth in the Fund’s Disclosure Documents or any written guidelines or instruction provided in writing by the Board, or (b) the Sub-Advisor’s willful misfeasance, bad faith, or gross negligence generally in the performance of its duties hereunder; or its reckless disregard of its obligations and duties under this Agreement.

8.                                      Liability of the Advisor.  The Advisor shall indemnify and hold harmless the Sub-Advisor and all affiliated persons (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, the “Advisor Indemnitees”) against any and all direct Losses incurred by reason of or arising out of:  (a)  the Advisor being in material violation of any applicable federal or state law, rule, or regulation, or (b) the Advisor’s willful misfeasance, bad faith, or gross negligence generally in the performance of its duties hereunder; or its reckless disregard of its obligations and duties under this Agreement.

9.                                      Limitation of Trust’s Liability.  The Sub-Advisor acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Declaration of Trust.  The Sub-Advisor agrees that (i) the Trust’s obligations to the Sub-Advisor under this Agreement (or indirectly under the Advisory Agreement) shall be limited in any event to the Fund Assets and (ii) the Sub-Advisor shall not seek satisfaction of any such obligation from the shareholders of the Fund, other than the Advisor, nor from any Trustee, officer, employee, or agent of the Trust.

10.                               Force Majeure.  The Sub-Advisor shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply.  In the event of equipment breakdowns beyond its control, the Sub-Advisor shall take all reasonable steps to minimize service interruptions.

11.                               Confidentiality.  Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Agreement, or the parties’ activities hereunder that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary or confidential (the “Confidential Information”).  Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information. Neither party shall disclose Confidential Information except:  (a) to its employees, directors, officers, legal advisors, or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with written notice and shall comply with any protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible.

Neither party will make use of any Confidential Information except as expressly authorized in this Agreement or as agreed to in writing between the parties.  However, the receiving party shall have no obligation to maintain the confidentiality of information that:  (a) it received rightfully from another party prior to its receipt from the disclosing party; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information.  Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Agreement.

Notwithstanding anything to the contrary, each party to this Agreement may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated in this Agreement.

12.                               Renewal, Termination and Amendment.

a.                                      This Agreement shall continue in effect, unless sooner terminated under this Agreement, until May 28, 2015; and it shall thereafter continue for successive annual terms provided that such continuance is specifically approved by the parties and, in addition, at least annually by (i) the vote of the holders of a majority of the outstanding voting securities (as herein defined) of the Fund or (ii) by vote of a majority of the Trust’s Board including the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of either the Advisor or the Sub-Advisor, cast in person at a meeting called for the purpose of voting on such approval.

b.                                      This Agreement may be terminated at any time, without payment of any penalty, (i) by the Advisor upon not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Advisor; (ii) by the Sub-Advisor upon not less than sixty (60) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Advisor; or (iii) by the Trust, upon either (y) the majority vote of the Board or (z) the affirmative vote of a majority of the outstanding voting securities of the Fund.  This Agreement shall terminate automatically in the event of its assignment.

c.                                       This Agreement may be amended at any time by the parties, subject to approval by the Board and, if required by applicable SEC rules and regulations, a vote of the majority of the outstanding voting securities of the Fund affected by such change.

d.                                      The terms “assignment,” “interested persons” and “majority of the outstanding voting securities” shall have the meaning set forth for such terms in the 1940 Act.

13.                               Severability.  If any provision of this Agreement shall become or shall be found to be invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected.

14.                               Notice.  Any notices under this Agreement shall be in writing and sent to the address or facsimile number, as applicable, of the party receiving such notice or instruction and (a) delivered personally; (b) sent by electronic mail (“email”) or facsimile transmission, with notice or confirmation of receipt received; (c) delivered by a nationally recognized overnight courier; or (d) sent by prepaid first-class mail.  Until further notice to the other party, it is agreed that the addresses of the Trust and the Advisor for this purpose shall be 303 Broadway, Suite 1100, Cincinnati, Ohio 45202 and that the address of the Sub-Advisor shall be 1700 E. Putnam Ave., Suite 205, Old Greenwich, Connecticut 06870.

15.                               Miscellaneous.  Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio.  The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

16.                               Entire Agreement.  This Agreement, including any attached Schedules, constitutes the sole and entire agreement of the parties with respect to the Agreement’s subject matter.

17.                               Customer Notification.  By executing this Agreement, the Advisor acknowledges that as required by the Advisers Act the Sub-Advisor has supplied to the Advisor and the Trust copies of the Sub-Advisor’s Form ADV with all exhibits and attachments (including the Sub-Advisor’s statement of financial condition) and will promptly supply to the Advisor copies of all amendments or restatements of such document.  Otherwise, the Advisor’s rights under federal law allow termination of this contract without penalty within five (5) business days after entering into this contract.  U.S. law also requires the Sub-Advisor to obtain, verify, and record information that identifies each person or entity that opens an account.  The Sub-Advisor will ask for the Trust’s legal name, principal place of business address, and Taxpayer ID or other identification number, and may ask for other identifying information.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, who are duly authorized, all as of the date first above written.

TOUCHSTONE ADVISORS, INC.

BY:		BY:
	Steven M. Graziano		Tim Paulin
	President		Senior Vice President

FORUM SECURITIES, LTD.

BY:		BY:

Name:		Name:

Title:		Title: